Exhibit 99.10

CEO Email to Miramar Employees

I am writing today to share a significant and exciting announcement about the future of our company. Today, we announced that Miramar Labs entered into a merger agreement with Sientra, Inc. of Santa Barbara, California, pursuant to which Miramar will become a wholly owned subsidiary of Sientra. This merger will start an exciting next chapter for all Miramar employees, including our vendor and customer partners. With this merger we now have the opportunity with Sientra to accelerate execution of our long-term strategy to advance our vision of making miraDry® an innovative technology in the practices of aesthetic physicians across the globe. Attached is the press release from today’s announcement along with FAQs to provide you with additional information.

The decision to enter into an agreement with Sientra was made over a thoughtful time period, and both companies see significant opportunity to service both plastic surgeon and dermatology physicians in a differentiated and beneficial way. On a personal level, the decision to go forward with an agreement was predicated on giving our talented and committed team the best opportunity to build and expand the miraWave™ technology platform in the global aesthetic market.

There are two important questions you might have at this point:
1. What does this mean for the company?
2. What does this mean for me (meaning you)?
Even though Miramar will be a wholly owned subsidiary of Sientra, it is expected to remain a stand-alone business unit. We will continue to maintain, grow and manage our commercial efforts from Miramar Labs’ offices in Santa Clara, CA. Sientra is committed to making investments to grow the Miramar business especially in sales & marketing, but also recognizing there are other functional areas that may need additional investment due to the inadequate capital funding that the company had over the last several months.

For you this means greater stability and growth; your job and what you do on a daily basis should be enhanced by the market opportunity this deal is targeted to capture. The simple answer to the question of "what does this mean for me?" should be, "we now have more resources, more support and more growth opportunity."

We expect the transaction to close within the next two months subject to the satisfaction of the conditions in the merger agreement. Until that time, it will be business as usual. I know I can count on you to focus on our objectives and continue serving our customers with the same passion, quality and commitment that we’ve come to expect from you and your fellow Miramar employees.

Copies of the press release and Q&A we released today are attached, which we hope will answer some of the questions you may have. We will be having an employee meeting to provide a bit more information on the transaction and to be available for questions. We will make every effort to keep you up to date on developments and progress throughout this process. Over the coming weeks, you may be contacted by members of the media, investors or the general public regarding this transaction. Because it is important we speak with one voice, please forward any customer or vendor inquiries to your function head, and any investor or the media inquiries to Minaxi Patel at 408.579.8727 or by email at mpatel@miramarlabs.com

This is an important next chapter for Miramar and there is much more we can accomplish together to position Miramar for long-term success. Thank you for your dedication and support. I am incredibly proud of the company that we have built and am excited about our future with Sientra.

Sincerely,

Mike Kleine
President and Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition on both Sientra and Miramar Labs, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Sientra’s or Miramar

Labs’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Miramar Labs, see the discussion of risks and uncertainties in Miramar Labs’ annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2017 and other reports Miramar Labs files with the SEC, as well as the tender offer documents to be filed with the SEC by Sientra and its acquisition subsidiary and by Miramar Labs. The forward-looking statements contained in this document are made as of the date that the document is issued, and Miramar Labs undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Additional Information and Where to Find It
In connection with the proposed acquisition, Sientra will commence a tender offer for all of the outstanding shares of Miramar Labs. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Miramar Labs, nor is it a substitute for the tender offer materials that Sientra and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sientra and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Miramar Labs will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MIRAMAR LABS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Miramar Labs’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Miramar Labs by phone at (408) 940-8700, or by visiting Miramar Labs’ website (www.miramarlabs.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MIRAMAR LABS’ STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.